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                                                                 Exhibit 4.31

                               GUARANTY AGREEMENT

        THIS GUARANTY AGREEMENT ("Guaranty") made as of the 26th day of May, 1994 to NATIONAL BANK OF ALASKA, a National Banking Association ("Bank") by TESORO PETROLEUM CORPORATION ("Guarantor"), under the Loan Agreement dated as of May 26, 1994 (the "Agreement"), between TESORO ALASKA PETROLEUM COMPANY, a Delaware corporation ("Borrower"), Guarantor and the Bank.

                              W I T N E S S E T H

        WHEREAS, the Bank intends to make a Loan to the Borrower in the maximum amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000), under and pursuant to the Agreement; and

        WHEREAS, the Guarantor is desirous that the Bank make the Loan and are willing to enter into this Guaranty as an inducement to the Bank to make the Loan as evidenced by the Note.

        NOW THEREFORE, for good and valuable consideration as an inducement to the Bank to make the Loan, the Guarantor does hereby, subject to the terms hereof, covenant and agree with the Bank as follows:


                                   ARTICLE I
                REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

        SECTION 1.1. The Guarantor represents and warrants that execution and delivery of this Guaranty will not result in a breach of any material indenture, commitment, agreement or other instrument to which it is a party or by which it is bound or violate in any material respect any existing law, administrative regulation or any court order or consent decree to which it is subject; and that this Guaranty constitutes a legal, valid and binding obligation of the Guarantor in accordance with its terms.

        SECTION 1.2. The Bank makes no representation or warranty, and assumes no responsibility, with respect to the legality, sufficiency, enforceability, validity, or collectibility of the Note. The Guarantor represents and warrants that the Guarantor has, independently and without reliance upon the Bank, and based upon such documents and information as the Guarantor has deemed appropriate, made the Guarantor's own decision to enter into this Guaranty.


                                   ARTICLE II
                            COVENANTS AND AGREEMENT

        SECTION 2.1. The Guarantor hereby unconditionally guarantees jointly and severally (with the other guarantors under





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the Agreement, if any) to the Bank at all times: (a) the full and prompt payment of an amount equal to the total outstanding amounts due under the Loan Documents when and as the same shall become due pursuant to the Loan Document whether at the stated maturity thereof, by acceleration or otherwise; (b) the full and prompt payment of all interest, costs and expenses due under the Note or the other Loan Documents when and as the same shall become due and (c) all indemnities, including, without limitation, environmental indemnities. (The foregoing, together with costs Bank may incur in enforcing this Guaranty, all the "Obligations.") The Guarantor is liable for the full accelerated amount of the Obligations, not solely to make each payment as and when the payment would otherwise have become due. In each and every case, the Guarantor agrees, in the event of the failure of Borrower to make payments of such principal or interest, cost and expenses on the Loan, to make, or cause to be made such payments to Bank. All such payments shall be paid to Bank in lawful money of the United States of America. Each and every default in payment of the principal and interest on the Loan shall give rise to a separate cause of action hereunder, and separate suit may be brought hereunder as each cause of action arises. If suit is instituted to enforce this Guaranty, or if Bank incurs attorneys' fees in its enforcement of the Loan Documents or of this Guaranty, even if no suit is filed, the Guarantor agrees to pay Bank its costs and attorneys' fees.

        SECTION 2.2. The Guarantor's obligations under this Guaranty shall be continuing, absolute and unconditional, and shall remain in full force and
effect until the  Obligations shall have been paid.   Without limiting the
foregoing, such obligations shall not be affected, modified, released, discharged or impaired upon the happening from time to time of any of the following events, whether or not such event shall occur with notice to or consent of the Guarantor:

                (a) the failure to give notice to the Guarantor of the occurrence of any event of default under the terms and provisions of this Guaranty or the other Loan Documents;

                 (b) the transfer, assignment or mortgaging or the purported transfer, assignment or mortgaging of all or any part of the interest in the Borrower's collateral for the Loan;

                (c) the waiver, surrender, compromise, settlement, release or termination by the Bank, as applicable, of the payment, performance or observance by the Borrower or the Guarantor of any of the obligations, covenants or agreements of any of them contained in the Loan Documents, this Guaranty, or any other guaranty now existing or hereafter obtained;





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                (d)  the making, changing, altering, canceling, renewal,
        decrease, increase, or the extension of the time for payment of any principal of or premium, if any, or interest of any other obligation, covenant or agreement under or arising out of the Loan Documents or the extension or the renewal thereof;

                (e) the taking or the omission of any of the actions permitted by the Loan Documents or this Guaranty;

                (f) any failure, omission or delay on the part of Bank to enforce, assert or exercise any right, power or remedy conferred on Bank under the Loan Documents or in this Guaranty;

                (g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganizations, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Borrower, or any of its assets, or any allegation or contest of the validity or enforceability of the Note, or the Loan Documents;

                (h) the surrender, release, exchange, substitution, dealing with or taking any additional collateral;

                (i) the abstaining from taking advantage of or realizing upon any security interest or other guaranty;

                (j) any impairment of collateral including, but not limited to, failure to perfect a security interest in the collateral. The Bank shall have no responsibility whatsoever with respect to any such collateral and shall not be obligated to insure, protect or preserve its value in any manner, or to attempt to realize any recovery from the collateral;

                (k) to the extent permitted by law, any event or action taken that would, in the absence of this clause, result in the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty or by operation of law; or

                (l) the invalidity or unenforceability of the Loan Documents or any part thereof.

        SECTION 2.3. For that portion of the Loan participated to other lenders, no set off, counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature (other than by the Guarantor's performance of its obligations hereunder to the





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extent of such performance) which the Guarantor has or may come to have against the Bank shall be available hereunder.

        SECTION 2.4. The Bank shall notify Guarantor of any incipient Event of Default if it has given Borrower notice of such incipient Event of Default. Upon the occurrence of any Event of Default, as such term is defined in the Agreement, Bank may, in its sole discretion, without prior notice, have the right to proceed first and directly against the Guarantor under this Guaranty without proceeding against or exhausting any other remedies which it may have and without resorting to any other guarantor or security held by Bank.

        SECTION 2.5. Any financial accommodation granted or continued by the Bank to the Borrower shall be conclusively deemed to have been induced hereby and in reliance hereon. The Guarantor hereby expressly waives notice from the Bank of its acceptance and reliance on this Guaranty, and expressly waives notice of all demands, presentments, and notices of every kind or nature, including those of any action or non-action by the Borrower, Bank, the Guarantor, any other guarantor, any of Borrower's creditors, or any other person. The non-prevailing party agrees to pay all costs, expenses and fees, including all reasonable attorney's fees, which may be incurred by the prevailing party in enforcing or attempting to enforce this Guaranty following any default hereunder, whether the same shall be enforced by suit or otherwise, or defending against such enforcement or attempted enforcement.

        SECTION 2.6. This Guaranty is entered into by the Guarantor for the benefit of the Bank and any successor(s) thereto, each of whom shall be entitled to enforce performance and observance of this Guaranty to the same extent as if it/they were parties signatory hereto.

        SECTION 2.7. This Guaranty shall terminate with respect to the Loan and the Guarantor shall have no further liability hereunder with respect to the Loan from and after the time the liability of Borrower thereon is terminated and discharged and the Loan are paid. The Obligations of the Guarantor shall be reinstated to the extent that Bank is required to return any amounts received in respect of or for the account of Borrower in any bankruptcy or otherwise.


                                  ARTICLE III
                         NOTICE AND SERVICE OF PROCESS

        SECTION 3.1. All notices hereunder shall be sufficiently given and shall be deemed given when personally delivered or mailed by registered or certified mail, postage





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prepaid, addressed as follows:


         if to the Guarantor:     TESORO PETROLEUM CORPORATION
                                  8700 Tesoro Drive
                                  San Antonio, Texas 78217
                                  Attention:  Chief Financial Officer

         if to Bank               NATIONAL BANK OF ALASKA
                                  301 W. Northern Lights Boulevard
                                  P.O. Box 100600
                                  Anchorage, Alaska  99510-0600
                                  Attention: Commercial Loans


        The Guarantor and Bank may, by notice given hereunder, designate any further or different addresses to which subsequent notices shall be sent. All such communications and notices shall be effective upon receipt.

        SECTION 3.2. The Guarantor covenants that it is and will remain subject to service of process in the State of Alaska so long as this Guaranty is effective . If for any reason the Guarantor should not remain so subject, the Guarantor hereby designates and appoints, without power of revocation, the Commissioner of Commerce and Economic Development of the State of Alaska as its agent upon whom may be served all process, pleadings, notices or other papers which may be served upon the Guarantor as a result of any of its obligations under this Guaranty.


                                   ARTICLE IV
                                 MISCELLANEOUS

        SECTION 4.1. The Guarantor's obligations hereunder shall arise absolutely and unconditionally when Bank issues the first Advance on the Loan to the Borrower.

        SECTION 4.2. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Bank to exercise any remedy reserved to it in this Guaranty, it shall not be necessary to give any notice, other than such notice as may be herein expressly





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required or otherwise as required by law.  If the Guarantor should breach any provision contained in this Guaranty and such breach is duly waived by the Bank, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by a writing duly executed by Bank. This Guaranty constitutes the entire Guaranty agreement and there are no existing or prior written or oral understandings between Guarantor and the Bank with respect to the subject matter set forth herein.

        SECTION 4.3. The Guarantor's agreements contained herein shall inure and be binding upon its successors and assigns, regardless of changes in name, structure or membership.

        SECTION 4.4. This Guaranty may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        SECTION 4.5. The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty, or any part thereof.

        SECTION 4.6. This Guaranty shall be governed by and construed in accordance with the laws of the State of Alaska.

        SECTION 4.7. Capitalized terms herein shall have the same meaning as defined in the Agreement.

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be signed as of the date first above written.

                                 GUARANTOR:


                                 TESORO PETROLEUM CORPORATION


                                 By: /s/ WILLIAM VAN KLEEF
                                    ----------------------------
                                    William Van Kleef
                                    Vice President, Treasurer





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